Exhibit 99

INVESTOR CONTACT: Tom Paulson Senior Vice President and Chief Financial Officer 763-540-1204	MEDIA CONTACT: Kathryn Lovik Global Communications Director 763-540-1212

Tennant Company Announces Rusty Zay, Senior VP of Global Marketing,
Selected to Lead Largest Tennant Business Unit

Company Announces Resignation of
Andy Eckert, Senior VP of Americas Business Unit

MINNEAPOLIS, July 17, 2014-Tennant Company (NYSE: TNC) announced today that Andy Eckert, Senior Vice President of the Americas, has chosen to leave Tennant to pursue other career aspirations. Eckert, who joined the company in 2002 as Western Division Manager, rose through the ranks to lead Tennant’s largest business unit. Rusty Zay, Senior Vice President of Global Marketing, has been selected to replace Eckert.
Zay, a former Whirlpool marketing executive who joined Tennant in 2010, has led the transformation of the global marketing function at Tennant, demonstrating his ability to translate global strategic insights into results-oriented marketing programs. Zay has developed a marketing organization dedicated to sound research, customer-oriented products and solutions, and targeted marketing programs to drive profitable growth. His key contributions include the development and execution of the most robust product roadmap in Tennant ‘s history and the creation of an organization that delivers the sophisticated marketing analytics that are the cornerstone of Tennant’s ambitious growth goal of achieving $1 billion in sales and at least 12% operating profit margin by the end of 2017.
Chris Killingstad, Tennant Company President and CEO, thanked Eckert for his many contributions to Tennant, noting, “It is unfortunate that the professional development opportunities for future advancement at Tennant are inconsistent with Andy’s personal and professional ambitions. Tennant Company acknowledges Andy’s leadership of our Americas region, including growth of our Latin America market and tremendous expansion of our Global Strategic Accounts business.”
“We are delighted to be in a position where we can draw upon our succession plans to transition seamlessly with Rusty’s appointment to this critical leadership role,” said Killingstad. “I’m confident that Rusty will swiftly and successfully transfer his exceptional leadership from global marketing to leading the Americas and helping drive our ‘Blueprint for $1 Billion’ growth and profitability goals,” Killingstad continued.
According to Killingstad, Zay will assume his new leadership role as of July 21, 2014. Eckert will remain with the organization until October 17th to aid in the transition. The company will immediately begin a search for Zay’s replacement, including external and internal candidates. Mr. Zay will continue to have oversight of Global Marketing until a replacement is named, Killingstad added.

About Tennant Company
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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